MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

PENNSYLVANIA MUNICIPAL BOND FUND

SERIES #4

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/19/02	Puerto Rico Comwith 5.5% 7/1/21	$4,745,000	$555,295,000	Lehman Bros
		$	$
		$	$